Exhibit 99.1

enherent Corp. Reports First-Quarter Results

FOR IMMEDIATE RELEASE

May 12, 2003 (Windsor, CT)  -  enherent Corp. (OTC BB: ENHT, www.enherent.com) (the “Company”) today reported first-quarter 2003 revenue of $3.7 million as compared to $4.4 million in the fourth quarter of 2002 and $5.9 million in first quarter 2002.  The Company reported a net loss applicable to common stock of approximately $642,000, or $(0.04) per share in the first quarter as compared to approximately $189,000, or $(0.01) per share in the fourth quarter of 2002 and approximately $1.4 million, or $(0.08) per share, in the first quarter 2002.

In an effort to reduce costs and improve efficiency the Company plans to close its Dallas office in the third quarter of 2003.  The Company recorded a charge of approximately $56,000 in the first quarter of 2003 for severance and stay bonuses related to the Dallas office closure. The Company estimates the total cost of the Dallas office closure at approximately $228,000.

In addition, the Company reported cash and cash equivalents of $2.5 million at the end of the first quarter 2003 as compared to $3.1 million at the end of the fourth quarter 2002.  Days Sales Outstanding (DSO) was 48 days at the end of the first quarter 2003, as compared to 40 days at the end of the fourth quarter 2002.  The Company had no long- or short-term debt on March 31, 2003, with the exception of a minimal amount under capital leases.

Bob Merkl, Chairman, President and Chief Executive Officer, commenting on the quarter said,  “As in the previous several Quarters the Company continues to feel the effects of a generally depressed IT services market.  Several of our key clients have had to initiate cost containment initiatives or postpone required work until later in the year.  Our pipeline of fully qualified opportunities continues to grow and we remain well positioned for the inevitable break in pent up demand.”

about enherent

enherent Corp. (OTCBB:ENHT) is a leading provider of application development and integration solutions. Utilizing its Balanced Development Methodology(SM), enherent accelerates the design, development and delivery of discrete and seamless end-to-end solutions along the application development lifecycle. enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered in Windsor, Connecticut. The Company has a Solutions Center in Windsor, Connecticut and sales locations in Connecticut, Texas, Virginia, Massachusetts and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward- looking statements” within the meaning of the Private

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Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, global political factors; future demand for the Company’s services; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business and reduce costs of providing services; the Company’s ability to recruit and retain IT professionals; competition in the industry and the impact of competition on pricing, revenues and margins; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

972-243-8345, ext. 229

enherent Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except number of shares)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and equivalents	$2,467	$3,067
Accounts receivable, net of allowance of $48 at March 31, 2003 and $57 at December 31, 2002	1,940	1,926
Prepaid expenses and other current assets	220	259
Total current assets	4,627	5,252

Fixed assets, net	358	477
Other assets	63	69
Total assets	$5,048	$5,798

Liabilities and stockholders’ equity
Current liabilities:
Accrued compensation	$340	$283
Accounts payable	422	470
Accrued expenses	193	294
Current portion of capital lease obligations	9	14
Deferred revenue	32	171
Total current liabilities	996	1,232

Capital lease obligations, net of current portion	4	5
Deferred rent	51	58
Total liabilities	1,051	1,295

Commitments and contingencies
Series A senior participating redeemable convertible preferred stock, $0.001 par value; authorized—10,000,000 shares; issued and outstanding—7,000,000 shares at March 31, 2003 and December 31, 2002	5,689	5,553

Common stockholders’ equity (deficit):
Common stock, $0.001 par value; authorized—50,000,000 shares; issued—19,351,311 shares; outstanding—17,502,188 shares at March 31, 2003 and December 31, 2002	19	19
Additional paid-in capital	94,411	94,411
Treasury stock, at cost—1,849,123 shares at March 31, 2003 and December 31, 2002	(366)	(366)
Accumulated deficit	(95,756)	(95,114)
Total common stockholders’ equity (deficit)	(1,692)	(1,050)
Total liabilities and stockholders’ equity	$5,048	$5,798

enherent Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002

Revenues	$3,653	$5,916
Cost of revenues	2,915	4,724
Gross profit	738	1,192

Selling, general and administrative expenses	1,248	2,988
Loss from operations	(510)	(1,796)

Other income (expense):
Miscellaneous income (expense)	3	—
Interest expense	(2)	(5)
Interest income	3	16
Net loss	(506)	(1,785)
Preferred stock accretion net of benefit to common shareholders	(136)	400
Net loss available to common stockholders	$(642)	$(1,385)

Basic and diluted net loss per share applicable to common stockholders	$(.04)	$(.08)
Number of shares used in computing basic and diluted net loss per share	17,502	17,502